                                                                      EXHIBIT 12

                      CENDANT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                           YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------
                                                         2000          1999          1998          1997          1996
                                                       --------      --------      --------      --------      --------
Earnings before fixed charges:
Income (loss) before income taxes and minority
  interest                                              $  969        $(740)         $394          $289          $628
Plus: Fixed Charges                                        596          617           644           396           321
Less Equity income in unconsolidated affiliates             17           18            14            51            --
    Capitalized interest                                    --           --            --            --             1
    Minority interest in mandatorily redeemable
      preferred trust securities issued by subsidiary
      holding solely senior debentures issued by the
      Company                                              131           96            80            --            --
                                                        ------        -----          ----          ----          ----
Earnings available to cover fixed charges               $1,417        $(237)         $944          $634          $948
                                                        ======        =====          ====          ====          ====

Fixed charges(a):
Interest, including amortization of deferred
  financing costs                                       $  409        $ 460          $506          $379          $298
Capitalized interest                                        --           --            --            --             1
Other charges, financing costs                              --           --            28            --            --
Minority interest in mandatorily redeemable preferred
  securities issued by subsidiaries                        131           96            80            --            --
Interest portion of rental payment                          56           61            30            17            22
                                                        ------        -----          ----          ----          ----
Total fixed charges                                     $  596        $ 617          $644          $396          $321
                                                        ======        =====          ====          ====          ====
Ratio of earnings to fixed charges                        2.38x(b)         (c)       1.47x(b)      1.60x(b)      2.95x
                                                        ======        =====          ====          ====          ====

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(a)    Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(b) For the years ended December 31, 2000, 1998 and 1997, income (loss) before income taxes and minority interest includes other charges, net, of $99 million, $810 million (exclusive of financing costs of $28 million) and $701 million, respectively. Excluding such charges, the ratio of earnings to fixed charges for the years ended December 31, 2000, 1998 and 1997 is 2.54x, 2.72x and 3.37x, respectively.

(c) Earnings were inadequate to cover fixed charges for the year ended December 31, 1999 (deficiency of $854 million) as a result of unusual charges of $2,947 million, partially offset by $967 million net gain on dispositions of businesses. Excluding such charges and net gain on dispositions of businesses, the ratio of earnings to fixed charges is 2.82x.